EXHIBIT 99.1
CRT PROPERTIES, INC.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432
CRT Properties Announces Shareholder Approval of Merger Agreement with DRA
BOCA RATON, FLORIDA—September 23, 2005—CRT Properties, Inc. (NYSE: CRO), today announced that at a special meeting of its shareholders held in New York City, shareholders approved the Company’s previously announced merger agreement with a subsidiary of DRA Advisors, LLC.
“We are extremely pleased with this transaction for our shareholders,” stated Victor A. Hughes, Jr., Chairman of the Board. “Tom Crocker, our chief executive officer, his management team and all our employees are to be congratulated.”
The Company and DRA anticipate closing the merger transaction on or about Tuesday, September 27, 2005.
About CRT Properties, Inc.
CRT Properties, Inc. owns 137 office buildings, containing approximately 11.7 million rentable square feet, located in more than twenty five office projects in twelve metropolitan areas in the Southeastern United States, Texas and Maryland. For more information about CRT Properties, Inc., contact its website at http://www.crtproperties.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.
CONTACT: CRT Properties, Inc. Terence D. McNally, 1-800-850-2037
SOURCE: CRT Properties, Inc.
Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this release, including those that refer to management’s plans and expectations for future operations, prospects and financial condition, are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of CRT Properties, Inc. Among the factors that could affect the Company’s actual results are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; changes in interest rates; future demand for its debt and equity securities; and its ability to complete current and future development projects on schedule and on budget. A more detailed discussion of these and other factors is set forth in the “Risk Factors” section of the Company’s SEC reports and filings, including its Annual Report on Form 10-K for the year ended December 31, 2004. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.